Exhibit 99.1

Investor Contact:	Press Contact:
Jeff Carberry	Eric Nash
Stamps.com Investor Relations	Stamps.com Public Relations
(310) 482-5830	(310) 482-5942
invrel@stamps.com	enash@stamps.com

STAMPS.COM REPORTS FIRST QUARTER 2017 RESULTS

El Segundo, CA – May 3, 2017 – Stamps.com® (Nasdaq: STMP), the leading provider of postage online and shipping software solutions to over 700 thousand customers, today announced results for the quarter ended March 31, 2017.

First Quarter 2017 Financial Highlights

•	Total revenue was $105.0 million, up 28% compared to $81.8 million in the first quarter of 2016.

•	GAAP net income was $33.1 million, up 150% compared to $13.2 million in the first quarter of 2016.

•	GAAP net income per fully diluted share was $1.82, up 157% compared to $0.71 in the first quarter of 2016.

•	Non-GAAP adjusted EBITDA was $51.2 million, up 47% compared to $34.8 million in the first quarter of 2016.

•	Non-GAAP adjusted income per fully diluted share was $1.83, up 62% compared to $1.13 (adjusted for our current tax rate) in the first quarter of 2016.

“We are very pleased with our continued strong revenue and earnings growth this quarter,” said Ken McBride, Stamps.com's chairman and CEO. “In addition to our overall revenue and earnings growth, during the first quarter we reached our highest level of paid customers, we saw continued strong growth in our shipping business areas, and we experienced strong contributions from all of our subsidiaries.  We remain very excited about our future prospects and, combined with our first quarter performance, led us to increase our guidance for 2017.”

First Quarter 2017 Detailed Results

First quarter 2017 total revenue was $105.0 million, up 28% compared to the first quarter of 2016. First quarter 2017 Mailing and Shipping revenue (which includes service, product and insurance revenue but excludes Customized Postage and Other revenue) was $102.6 million, up 30% versus the first quarter of 2016. First quarter 2017 Customized Postage revenue was $2.4 million, down 7% versus the first quarter of 2016.

First quarter 2017 GAAP income from operations was $34.6 million and GAAP net income was $33.1 million. GAAP net income per share was $1.82 based on 18.2 million fully diluted shares outstanding. This compares to first quarter 2016 GAAP income from operations of $22.2 million and GAAP net income of $13.2 million or $0.71 per share based on fully diluted shares outstanding of 18.7 million.  First quarter 2017 GAAP income from operations, GAAP net income and GAAP income per fully diluted share increased by 56%, 150% and 157% year-over-year, respectively.

Page 2 - Stamps.com Announces First Quarter 2017 Results
First quarter 2017 GAAP income from operations included $11.4 million of non-cash stock-based compensation expense and $4.0 million of non-cash amortization of acquired intangibles. First quarter 2017 GAAP net income also included $93 thousand of non-cash amortization of debt issuance costs. Excluding the non-cash stock-based compensation expense and non-cash amortization of acquired intangibles, first quarter 2017 non-GAAP income from operations was $50.0 million. Also excluding non-cash amortization of debt issuance costs, first quarter 2017 non-GAAP pre-tax income was $49.3 million. First quarter 2017 non-GAAP income tax expense was $16.0 million, which was $15.3 million higher than the $660 thousand GAAP income tax expense for the quarter.  The higher non-GAAP tax expense reflects the tax impact on the non-GAAP pre-tax income at a non-GAAP effective tax rate of 32.5%, which was materially higher than the actual GAAP effective tax rate for the quarter. See the section later in this press release entitled “About Non-GAAP Financial Measures” for more information on how non-GAAP taxes are calculated. Taking into account the non-GAAP adjustments, first quarter 2017 non-GAAP adjusted income was $33.2 million or $1.83 per share based on 18.2 million fully diluted shares outstanding.

First quarter 2016 GAAP income from operations included $7.5 million of non-cash stock-based compensation expense, $3.3 million of non-cash amortization of acquired intangibles and $0.6 million of non-recurring acquisition related expenses. Excluding the non-cash stock-based compensation expense, non-cash amortization of acquired intangibles and acquisition related expenses, first quarter 2016 non-GAAP income from operations was $33.6 million. First quarter 2016 GAAP pre-tax income also included $93 thousand of non-cash amortization of debt issuance costs. Also excluding non-cash amortization of debt issuance costs, first quarter 2016 non-GAAP pre-tax income was $32.8 million.

First quarter 2016 non-GAAP income tax expense as reported last year was $800 thousand.  In the first quarter of 2016, the Company still had significant tax assets to utilize and was paying the alternative minimum tax; however as of first quarter 2017, the Company had utilized the majority of those tax assets and expected to be a regular cash taxpayer for 2017.  As a result, the Company adopted a new methodology in the first quarter of 2017 for calculating non-GAAP tax expense. See the section later in this press release entitled “About Non-GAAP Financial Measures” for more information on how non-GAAP taxes were calculated in 2016 and 2017. The Company has recast the non-GAAP first quarter of 2016 financial results in this release to conform to the tax methodology used in the first quarter 2017 as the Company believes this presentation is the most useful for investors wishing to compare period over period results. The recast non-GAAP tax expense for the first quarter of 2016 is $11.7 million using the 2016 effective tax rate of 35.7%. As so recast, first quarter 2016 non-GAAP adjusted income was $21.1 million or $1.13 per share based on 18.7 million fully diluted shares outstanding.

Therefore, first quarter 2017 non-GAAP income from operations, non-GAAP adjusted income and non-GAAP adjusted income per fully diluted share increased by 49%, 57% and 62% year-over-year, respectively.

Non-GAAP income from operations, non-GAAP adjusted income and non-GAAP adjusted income per share are described further in the “About Non-GAAP Financial Measures” section of this press release and are reconciled to the corresponding GAAP measures in the following tables (unaudited):

Page 3 - Stamps.com Announces First Quarter 2017 Results
Reconciliation of Non-GAAP to GAAP Financial Measures (First Quarter 2017)

First Quarter Fiscal 2017 All amounts in millions except per share data:	GAAP Amounts	Stock-Based Compensation Expense	Intangible Amortization Expense	Debt Amortization Expense	Income Tax Adjustments	Non-GAAP Amounts

Cost of Revenues	$17.74	$0.55	$-	$-	$-	$17.19
Research & Development	10.52	2.50	-	-	-	8.03
Sales & Marketing	23.15	2.31	-	-	-	20.84
General & Administrative	18.98	6.02	4.00	-	-	8.97

Total Expenses	70.39	11.37	4.00	-	-	55.03

Income (Loss) from Operations	34.65	(11.37)	(4.00)	-	-	50.01

Interest and Other Income (Loss)	(0.85)	-	-	(0.09)	-	(0.76)

Benefit (Expense) for Income Taxes	(0.66)	-	-	-	15.35	(16.01)

Adjusted Income (Loss)	33.14	(11.37)	(4.00)	(0.09)	15.35	33.25

On a diluted per share basis	$1.82	$(0.63)	$(0.22)	$(0.01)	$0.84	$1.83

Shares used in per share calculation	18.17	18.17	18.17	18.17	18.17	18.17

Reconciliation of Non-GAAP to GAAP Financial Measures (First Quarter 2016 (Recast))

First Quarter Fiscal 2016 (Recast) All amounts in millions except per share or margin data:	GAAP Amounts	Stock-Based Compensation Expense	Intangible Amortization Expense	Non-Recurring Expenses	Debt Amortization	Income Tax Adjustments	Non-GAAP Amounts

Cost of Revenues	$14.62	$0.42	$-	$-	$-	$-	$14.20
Research & Development	8.34	1.36	-	-	-	-	6.98
Sales & Marketing	21.40	1.73	-	-	-	-	19.67
General & Administrative	15.26	4.01	3.32	0.56	-	-	7.38

Total Expenses	59.62	7.52	3.32	0.56	-	-	48.22

Income (Loss) from Operations	22.22	(7.52)	(3.32)	(0.56)	-	-	33.61

Interest and Other Income (Loss)	(0.87)	-	-	-	(0.09)	-	(0.78)

Pre-Tax Income (Loss)	21.35	(7.52)	(3.32)	(0.56)	(0.09)	-	32.84

Benefit (Expense) for Income Taxes	(8.11)	-	-	-	-	3.61	(11.72)

Adjusted Income (Loss)	13.24	(7.52)	(3.32)	(0.56)	(0.09)	3.61	21.12

On a diluted per share basis	$0.71	$(0.40)	$(0.18)	$(0.03)	$(0.01)	$0.19	$1.13

Shares used in per share calculation	18.66	18.66	18.66	18.66	18.66	18.66	18.66

First Quarter GAAP Net Income and Non-GAAP Adjusted EBITDA

First quarter 2017 GAAP net income was $33.1 million, up 150% compared to $13.2 million in the first quarter of 2016.

First quarter 2017 non-GAAP adjusted EBITDA was $51.2 million, up 47% compared to $34.8 million in the first quarter of 2016.

Adjusted EBITDA is a non-GAAP financial measure which is described further in the “About Non-GAAP Financial Measures” section of this press release and is reconciled to GAAP net income in the following table (unaudited):

Page 4 - Stamps.com Announces First Quarter 2017 Results
Reconciliation of Non-GAAP Adjusted EBITDA to GAAP Net Income

First Quarter All amounts in millions	Three Months ended March 31,

	2017	2016

GAAP Net Income (Loss)	$33.14	$13.24

Depreciation and Amortization expense	$5.23	$4.46
Interest & Other Expense (Income), net	$0.85	$0.87
Income Tax Expense (Benefit), net	$0.66	$8.11

Stock-based Compensation Expense	$11.37	$7.52
Acquisition Related Expenses	$--	$0.56

Adjusted EBITDA	$51.24	$34.75

Taxes

In the first quarter of 2017, the Company adopted Accounting Standards Update No. 2016-09, Compensation-Stock Compensation (Topic 718): Improvement to Employee Share based Payment Accounting (ASU 2016-09), which requires us, among other items, to record excess tax benefits as a reduction of the provision for income taxes in the income statements, whereas they were previously recognized in equity. The impact of adoption has been reflected in our income statement for the period ended March 31, 2017.

For the first quarter of 2017, the Company reported a GAAP income tax expense of $660 thousand, representing an effective tax rate of 1.9%, which was significantly lower than our effective tax rate of 35.7% for 2016. The lower effective tax rate was primarily related to the tax benefits resulting from employee option exercises in the first quarter of 2017 and the associated change in accounting treatment under ASU 2016-09.  As discussed below under the heading “About Non-GAAP Financial Measures”, we believe our effective tax rate for 2017 will be approximately 32.5%.  Accordingly, the first quarter 2017 effective rate of 1.9% should not be assumed to apply for 2017 as a whole and our after tax income during the remainder of 2017 will likely be subject to a materially higher rate than is reflected in our after tax results for the first quarter of 2017.  Our first quarter 2017 GAAP net income should also be understood to have been positively impacted by the low effective tax rate applicable specifically to the quarter.

Share Repurchase and Debt Repayment

During the first quarter 2017, the Company repurchased approximately 356 thousand shares at a total cost of approximately $43.9 million. These first quarter share repurchases were under the current share repurchase program that was approved by the Board of Directors and authorized the Company to repurchase up to $90 million of stock through May 8, 2017. As of May 3, 2017, the Company has repurchased a total of approximately 739 thousand shares at a total cost of approximately $86.0 million under the current plan.

On April 25, 2017, the Board of Directors approved a new share repurchase program that will take effect upon expiration of the current plan on May 8, 2017 and authorizes the Company to repurchase up to another $90 million of stock over the six months following its effective date.

Page 5 - Stamps.com Announces First Quarter 2017 Results
During the first quarter 2017, the Company made required principal repayments of $1.5 million and optional repayments of $10.0 million against the borrowings under the Company’s existing credit agreement related to the Endicia acquisition. As of March 31, 2017, the total debt under the credit agreement excluding debt issuance costs was $137.3 million.

Summary of our Updated Business Outlook

Today the company increased its 2017 GAAP financial outlook as follows:

•	We expect total 2017 revenue to be in a range of approximately $405 million to $430 million; this compares to previous guidance of $400 million to $425 million

•	We expect GAAP net income per fully diluted share to be in a range of approximately $4.78 to $5.69; this compares to previous guidance of $4.20 to $5.10

The above GAAP numbers adjusted as detailed below result in the following non-GAAP financial outlook:

•	We expect non-GAAP adjusted EBITDA to be in a range of approximately $205 million to $225 million; this compares to previous guidance of $200 million to $220 million.

•	We expect non-GAAP adjusted income per fully diluted share is expected to be in a range of $7.00 to $8.00; this compares to previous guidance of $6.00 to $7.00.

Detailed Discussion of our Updated Business Outlook

For 2017, the Company currently expects total revenue to be in a range of approximately $405 million to $430 million; this compares to previous guidance of $400 million to $425 million.

For 2017, the Company currently expects GAAP net income to be in a range of approximately $90 million to $103 million; this compares to previous guidance of $80 million to $92 million.  The expected GAAP net income range includes depreciation and amortization expense of approximately $22 million, stock-based compensation expense of approximately $46 million, interest expense and other income, net of approximately $5 million and income tax expense of approximately $43 million to $50 million.  Excluding the depreciation and amortization expense, stock-based compensation expense, interest expense and other income, net and income tax expense, we expect non-GAAP adjusted EBITDA to be in a range of approximately $205 million to $225 million; this compares to previous guidance of $200 million to $220 million.

Page 6 - Stamps.com Announces First Quarter 2017 Results
The following table is provided to facilitate a reconciliation of 2017 expected non-GAAP adjusted EBITDA to expected GAAP net income:

	Fiscal Year 2017 Guidance
All amounts in millions	Low End of Range	High End of Range

GAAP net income	$89.8	$103.3

Adjustments to reconcile adjusted EBITDA to GAAP net income:
Depreciation and amortization expense	$22.0	$22.0
Stock-based compensation expense	$45.5	$45.5
Interest expense and other income, net	$4.5	$4.5
Income tax expense	$43.2	$49.7
Total adjustments excluded from adjusted EBITDA	$115.2	$121.7

Adjusted EBITDA	$205.0	$225.0

For 2017, the Company currently expects GAAP net income per fully diluted share to be in a range of approximately $4.78 to $5.69; this compares to previous guidance of $4.20 to $5.10. The expected GAAP net income per fully diluted share range includes non-cash stock-based compensation expense of approximately $46 million, non-cash amortization of acquired intangibles expense of approximately $16 million and non-cash amortization of debt issuance costs of approximately $0.4 million. Excluding the stock-based compensation expense, amortization of acquired intangibles expense and amortization of debt issuance costs and including higher expected non-GAAP income taxes of approximately $20 million from the expected tax effects of these adjustments at an assumed 32.5% effective tax rate, non-GAAP adjusted income per fully diluted share is expected to be in a range of $7.00 to $8.00; this compares to previous guidance of $6.00 to $7.00.

The following table is provided to a facilitate reconciliation of fiscal year 2017 expected non-GAAP adjusted income per fully diluted share to expected GAAP net income per fully diluted share:

	Fiscal Year 2017 Guidance
All amounts in millions except per share data	Low End of Range	High End of Range

GAAP net income per fully diluted share	$4.78	$5.69

Adjustments to reconcile non-GAAP to GAAP:
Stock-based compensation expense	$45.5	$45.5
Amortization of acquired intangibles	$16.0	$16.0
Amortization of debt issuance costs	$0.4	$0.4
Total adjustments excluded from non-GAAP	$61.9	$61.9
Effective tax rate	32.5%	32.5%
Increased tax expense from non-GAAP adjustments	$20.1	$20.1
Total tax effected adjustments excluded from non-GAAP	$41.8	$41.8

Fully diluted shares	18.8	18.1
Total adjustments excluded from non-GAAP adjusted income per fully diluted share	$2.22	$2.30

Non-GAAP adjusted income per fully diluted share	$7.00	$8.00

Page 7 - Stamps.com Announces First Quarter 2017 Results
This business outlook does not include the impact from potential future acquisitions, including acquisition costs or related financings, or unanticipated events. This business outlook and the related assumptions are forward-looking statements subject to the safe harbor statement contained at the end of this press release, and reflect our views of current and future market conditions. Ranges represent a set of likely assumptions, but actual results could fall outside the range presented. Only a few of our assumptions underlying our guidance are disclosed above, and our actual results will be affected by known and unknown risks, trends, uncertainties and other factors, some of which are beyond our control or ability to predict. Although we believe that the assumptions underlying our guidance are reasonable, they are not guarantees of future performance and some of them will inevitably prove to be incorrect.  As a result, our actual future results can be expected to differ from our expectations, and those differences could be material.

Company Metrics and Conference Call

2017 Company metrics, updated to include the first quarter, is available at http://investor.stamps.com (under a tab on the left side called Company Information, Metrics).  These metrics are not incorporated into this press release.

The Stamps.com financial results conference call will be webcast today at 5:00 p.m. Eastern Time and may be accessed at http://investor.stamps.com. The Company plans to discuss its business outlook during the conference call. Following the conclusion of the webcast, a replay of the call will be available at the same website.

About Stamps.com, Endicia, ShipStation, ShipWorks and ShippingEasy

Stamps.com (Nasdaq: STMP) is the leading provider of postage online and shipping software solutions to over 700 thousand customers, including consumers, small businesses, e-commerce shippers, enterprises, and high volume shippers. Stamps.com offers solutions that help businesses run their shipping operations more smoothly and function more successfully under the brand names Stamps.com, Endicia, ShipStation, ShippingEasy and ShipWorks.  Stamps.com’s family of brands provides seamless access to mailing and shipping services through integrations with more than 400 unique partner applications.

Endicia is a leading provider of high volume shipping technologies and services for U.S. Postal Service shipping. It offers solutions that help businesses run their shipping operations more smoothly and function more successfully. Endicia also provides seamless access to USPS shipping services through integrations with partner applications.

ShipStation is a leading web-based shipping solution that helps e-commerce retailers import, organize, process, package, and ship their orders quickly and easily from any web browser. ShipStation features the most integrations of any e-commerce web-based solution with more than 150 shopping carts, marketplaces, package carriers, and fulfillment services. Integration partners include eBay, PayPal, Amazon, Etsy, Square, Shopify, BigCommerce, Volusion, Magento, Squarespace, and carriers such as USPS, UPS, FedEx and DHL.  ShipStation has sophisticated automation features such as automated order importing, custom hierarchical rules, product profiles, and fulfillment solutions that enable its customers to complete their orders, wherever they sell, and however they ship.

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ShipWorks is the leading client-based shipping solution that helps high volume shippers import, organize, process, fulfill, and ship their orders quickly and easily from any standard PC. With integrations to more than 90 shopping carts, marketplaces, package carriers, and fulfillment services, ShipWorks has the most integrations of any high-volume client shipping solution.  Package carriers include USPS, UPS, FedEx, DHL, OnTrac and many more.  Marketplace and shopping cart integrations include eBay, PayPal, Amazon, Etsy, Shopify, BigCommerce, Volusion, Channel Advisor, Magento, and many more.  ShipWorks has sophisticated automation features such as a custom rules engine, automated order importing, automatic product profile detection, and fulfillment automation, which enable high volume shippers to complete their orders quickly and efficiently.

ShippingEasy is a leading web-based shipping software solution that allows online retailers and e-commerce merchants to organize, process, fulfill and ship their orders quickly and easily. ShippingEasy integrates with leading marketplaces, shopping carts, and e-commerce platforms to allow order fulfillment and tracking data to populate in real time across all systems. The ShippingEasy software downloads orders from all selling channels and automatically maps custom shipping preferences, rates and delivery options across all supported carriers.

About Non-GAAP Financial Measures

To supplement the Company’s condensed consolidated financial statements presented in accordance with GAAP, Stamps.com uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP income from operations, non-GAAP adjusted income, non-GAAP adjusted income per fully diluted share and adjusted EBITDA. Non-GAAP adjusted income per fully diluted share is calculated as adjusted non-GAAP net income divided by fully diluted shares. Prior to the second quarter 2016, the Company referred to non-GAAP adjusted income as non-GAAP net income. Adjusted EBITDA as calculated in this press release represents earnings before interest and other expense, net, interest and other income, net, income tax expense or benefit, depreciation and amortization and excludes certain items, such as stock-based compensation expense, described in this release used to reconcile GAAP to non-GAAP income from operations. The presentation of non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. These non-GAAP financial measures may differ from similarly titled measures used by other companies. Reconciliation of non-GAAP financial measures included in this press release to the corresponding GAAP measures can be found in the financial tables of this earnings release.

Non-GAAP financial measures are provided to enhance investors’ overall understanding of the Company’s financial performance and prospects for the future and as a means to evaluate period-to-period comparisons. The Company believes the non-GAAP measures that exclude certain non-cash items including stock-based compensation expense, amortization of acquired intangibles, amortization of debt issuance costs, contingent consideration charges and income tax adjustments, and exclude certain expenses such as acquisition related expenses and litigation settlement expenses, provide meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be reflective of core business operating results. The Company believes that non-GAAP financial measures, when viewed with GAAP results and the accompanying reconciliation, enhance the comparability of results against prior periods and allow for greater transparency of financial results. Management uses non-GAAP financial measures in making financial, operating, compensation and planning decisions. The Company believes non-GAAP financial measures facilitate management and investors comparison of the Company’s financial performance to that of prior periods as well as trend analysis over time.

Page 9 - Stamps.com Announces First Quarter 2017 Results
Non-GAAP adjusted income and non-GAAP adjusted income per fully diluted share utilizes a fixed annual projected non-GAAP tax rate in order to provide better consistency across the interim reporting periods by eliminating the effects of non-recurring and period-specific items which can vary in size and frequency. When projecting this annual rate, the Company evaluated a one-year financial projection that excludes the following non-cash items: stock-based compensation expense, amortization of intangibles, and amortization of debt issuance costs. The projected annual rate also assumes no new option exercise, and considers other factors including the Company’s tax structure, its tax positions in various jurisdictions where the Company operates. This expected annual rate is re-evaluated on an annual basis and for any significant events that may materially affect this rate. The expected non-GAAP tax rate for 2017 is 32.5%.

Share Repurchase Timing

The timing of share repurchases, if any, and the number of shares to be bought at any one time will depend on market conditions, the Company’s compliance with the covenants in its Credit Agreement and the Company’s assessment of the risk that its net operating loss asset could be impaired if such repurchases were undertaken. Share repurchases may be made from time to time on the open market or in negotiated transactions at the Company's discretion in compliance with Rule 10b-18 of the United States Securities and Exchange Commission. The Company's purchase of any of its shares may be subject to limitations imposed on such purchases by applicable securities laws and regulations and the rules of the Nasdaq Stock Market.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements are statements that are not historical facts, and may relate to future events or the company’s anticipated results, business strategies or capital requirements, among other things, all of which involve risks and uncertainties. You can identify many (but not all) such forward-looking statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “projects,” “seeks,” “intends,” “plans,” “could,” “would,” “may” or other similar expressions.  Important factors, including the Company's ability to successfully integrate and realize the benefits of its past or future strategic acquisitions or investments, to complete and ship its products and to maintain desirable economics for its products, as well as the timing of when the Company will utilize its deferred tax assets, and obtain or maintain regulatory approval, which could cause actual results to differ materially from those in the forward-looking statements, are detailed in filings with the Securities and Exchange Commission made from time to time by Stamps.com, including its Annual Report on Form 10-K for the year ended December 31, 2016, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.  Matters described in forward-looking statements may also be affected by other known and unknown risks, trends, uncertainties and factors, many of which are beyond the company’s ability to control or predict. Stamps.com undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Stamps.com, the Stamps.com logo, Endicia, ShipStation, ShipWorks, and ShippingEasy are trademarks or registered trademarks of Stamps.com Inc. and its subsidiaries. All other brands and names are property of their respective owners.

Page 10 - Stamps.com Announces First Quarter 2017 Results
STAMPS.COM INC. AND SUBSIDIARIES

 CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data: unaudited)

	Three Months ended March 31,
	2017	2016
Revenues:
Service	$92,420	$69,106
Product	5,714	5,555
Insurance	4,440	4,511
Customized postage	2,442	2,637
Other	24	28
Total revenues	105,040	81,837
Cost of revenues:
Service	12,676	9,294
Product	1,802	1,798
Insurance	1,368	1,363
Customized postage	1,892	2,167
Total cost of revenues	17,738	14,622
Gross profit	87,302	67,215
Operating expenses:
Sales and marketing	23,150	21,397
Research and development	10,522	8,337
General and administrative	18,982	15,262
Total operating expenses	52,654	44,996
Income from operations	34,648	22,219

Interest expense	(880)	(915)
Interest income and other income	30	43
Income before income taxes	33,798	21,347
Income tax expense	660	8,109
Net income	$33,138	$13,238
Net income per share:
Basic	$1.96	$0.76
Diluted	$1.82	$0.71
Weighted average shares outstanding:
Basic	16,902	17,357
Diluted	18,170	18,664

Page 11 - Stamps.com Announces First Quarter 2017 Results
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	March 31, 2017	December 31, 2016

ASSETS
Cash and investments	$118,449	$108,443
Accounts receivable	61,966	62,756
Other current assets	14,763	13,081
Property and equipment, net	38,066	36,829
Goodwill and intangible assets, net	332,723	336,732
Deferred tax	48,064	48,782
Other assets	4,029	3,506
Total assets	$618,060	$610,129

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accounts payable and accrued expenses	$83,451	$86,205
Debt, net of debt issuance costs	135,900	147,354
Deferred revenue	3,824	3,858
Total liabilities	223,175	237,417

Stockholders' equity:
Common stock	54	53
Additional paid-in capital	886,976	855,344
Treasury stock	(297,676)	(252,981)
Accumulated deficit	(194,478)	(229,715)
Accumulated other comprehensive income	9	11
Total stockholders' equity	394,885	372,712
Total liabilities and stockholders' equity	$618,060	$610,129